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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 28, 2006 (August 31, 2006 as to the name change in Note 1) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the name change), relating to the consolidated financial statements of Heelys, Inc. (formerly known as Heeling, Inc.) as of December 31, 2005, and 2004 and for each of the three years in the period December 31, 2005, appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Consolidated Financial Data", "Selected Consolidated Financial Data", and "Experts" in such prospectus.

/s/ Deloitte & Touche LLP
Dallas, Texas
October 4, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM